Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of January 22, 2009 (this “Amendment”), is by and among (a) VALASSIS COMMUNICATIONS, INC., a Delaware corporation (“Valassis” or the “Borrower”), (b) the Lenders signatory hereto, and (c) BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 2, 2007 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement, and the Administrative Agent and the Lenders signatory hereto have agreed to amend the Credit Agreement, in the manner, and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the First Amendment Effective Date (as defined below) as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended to add the following defined terms in appropriate alphabetical order:

“Acceptable Discount”: as defined in Section 4.16(b).

“Applicable Discount”: as defined in Section 4.16(b).

“Discount Range”: as defined in Section 4.16(a).

“First Amendment”: the First Amendment to Credit Agreement dated as of January 22, 2009.

“First Amendment Effective Date”: as defined in Section 6 of the First Amendment.

“First Tier Foreign Subsidiary”: each Foreign Subsidiary which is owned directly by the Borrower or any other Loan Party organized under the laws of any jurisdiction within the United States (including any Loan Party dually organized under a jurisdiction within the United States and a foreign country).

“Modified Dutch Auction”: as defined in Section 4.16(a).

“Qualifying Term Loans”: as defined in Section 4.16(b).

“Repurchase Amount”: as defined in Section 4.16(a).

“Repurchase Notice”: as defined in Section 4.16(a).

“Repurchase Period”: as defined in Section 4.16(a).

“Term Loan Repurchase”: as defined in Section 4.16(a).

(b) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)	by amending and restating the initial clause (a) as follows:

“(a) income tax expense, including, without limitation, income tax expense as a result of any Modified Dutch Auction or any Term Loan Repurchase thereunder”; and

(ii)	by amending and restating the second clause (c) as follows:

“(c) any other non-cash income, including, without limitation, any net gains recognized as a result of any Modified Dutch Auction or any Term Loan Repurchase thereunder (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis;”

(c) The definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by inserting “(other than Term Loan Repurchases pursuant to a Modified Dutch Auction)” immediately after “Term Loans” in clause (b)(iii) thereof.

(d) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions each in their entirety as follows:

“Consolidated Interest Expense”: for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus, (b) to the extent not already deducted, (i) interest income and (ii) net costs under Hedge Agreements incurred in connection with the cancellation and/or termination of such Hedge Agreements in connection with or otherwise relating to any purchase, repurchase, payment or prepayment of any Loan by Borrower.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or as set forth in the Register or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement. The aggregate amount of the Total Revolving Commitments as of the First Amendment Effective Date is $100,000,000.

(e) Section 4.2(b) of the Credit Agreement is hereby amended by deleting the reference to “Section 4.2(e)” and substituting “Section 4.2(d)” in lieu thereof.

(f) Section 4.2(e) of the Credit Agreement is hereby amended by amending and restating such Section 4.2(e) in its entirety as follows:

“(e) Notwithstanding anything to the contrary in Section 4.2 or 4.8, with respect to mandatory prepayments and the amount of any mandatory prepayment described in Section 4.2 that is allocated to Term Loans (such amount, the “Term Loan Prepayment Amount”), the Borrower will, in lieu of applying such amount to the prepayment of Term Loans, as provided in paragraph (d) above, on the date specified in Section 4.2 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Lender and Delayed Draw Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Lender and Delayed Draw Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit E, and shall include an offer by the Borrower to prepay the relevant Term Loans of such Lender by an amount equal to the portion of the Term Loan Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. Each Tranche B Term Lender and Delayed Draw Term Lender shall have 10 Business Days after the date of the Prepayment Option Notice (a “Mandatory Prepayment Date”) to elect, as more fully set forth in the Prepayment Option Notice as provided by the Administrative Agent, to receive or refuse such prepayment. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Term Lenders and Delayed Draw Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Tranche B Term Lenders and/or Delayed Draw Term Lenders have accepted prepayment as described above, and (ii) the Borrower shall use an amount equal to the portion of the Term Loan Prepayment Amount not accepted by the relevant Tranche B Term Lenders and/or Delayed Draw Term Lenders to refinance or repay any Existing Valassis Indebtedness; provided, that in the event a Tranche B Term Lender or Delayed Draw Term Lender does not return a completed Prepayment Option Notice accepting or declining (as the case may be) prepayment on or prior to the Mandatory Prepayment Date, then such Tranche B Term Lender or Delayed Draw Term Lender shall either, as more fully set forth in the Prepayment Option Notice as provided by the Administrative Agent, not receive or receive (as the case may be) its pro rata share of the Term Loan Prepayment Amount.”

(g) Section 4 of the Credit Agreement is hereby amended by inserting the following new Section 4.16 at the end thereof:

“4.16 Term Loan Repurchase.

(a) During the period commencing on the First Amendment Effective Date and ending on December 31, 2009 (the “Repurchase Period”), the Borrower may purchase, on one or more occasions, any and all of the Tranche B Term Loans and/or the Delayed Draw Term Loans (each, a “Term Loan Repurchase”) pursuant to the procedures described in this Section 4.16 (the transactions described in this Section 4.16, collectively, the “Modified Dutch Auctions” and each individually, a “Modified Dutch Auction”). In connection with any Term Loan Repurchase, the Borrower will notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly notify each of the Term Lenders and/or the Delayed Draw Term Lenders, as applicable (the “Repurchase Notice”), that the Borrower desires to purchase Tranche B Term Loans and/or Delayed Draw Term Loans, as applicable, with proceeds in an aggregate amount specified by the Borrower (such amount or the proceeds necessary to repurchase such lesser amount of Term Loans as are actually offered by Lenders in such Modified Dutch Auction, each, a “Repurchase Amount”) at a discount (which is expected to be within a range to be specified by the Borrower with respect to each Term Loan Repurchase; the “Discount Range”) equal to a percentage of par of the principal amount of such Tranche B Term Loans or Delayed Draw Term Loans; provided that the par principal amount of the Tranche B Term Loans and/or Delayed Draw Term Loans desired to be repurchased by the Borrower in each Modified Dutch Auction shall be not less than $10,000,000 in the aggregate (it being understood that the par principal amount of the Term Loans actually repurchased may be less than $10,000,000 in the event that the aggregate par principal amount of Term Loans actually offered by Lenders in such Modified Dutch Auction is less than $10,000,000).

(b) In connection with a Term Loan Repurchase, the Borrower will allow each Lender of Tranche B Term Loans and Delayed Draw Term Loans to specify a discount to par (the “Acceptable Discount”) within the Discount Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of Tranche B Term Loans or Delayed Draw Term Loans, as applicable, at which such Lender is willing to permit such Term Loan Repurchase. Based on the Acceptable Discounts and principal amounts of Tranche B Term Loans or Delayed Draw Term Loans, as applicable, specified by Lenders, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for any Term Loan Repurchase, which Applicable Discount represents the greatest Acceptable Discount at which the Borrower can complete the Term Loan Repurchase for the Repurchase Amount that is within the Discount Range specified by the Borrower. The Borrower shall repurchase Tranche B Term Loans and Delayed Draw Term Loans (or the respective portions thereof) offered by Lenders that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Term Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to repurchase Qualifying Term Loans (disregarding any interest payable under Section 4.16(d)) would exceed the Repurchase Amount for such Term Loan Repurchase, the Borrower shall repurchase such Qualifying Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent).

(c) The aggregate Repurchase Amounts (as opposed to the par principal amount of Tranche B Term Loans or Delayed Draw Term Loans) for all Term Loan Repurchases undertaken by the Borrower of Tranche B Term Loans and/or Delayed Draw Term Loans repurchased during the Repurchase Period shall not exceed $125,000,000.

(d) At no point during the period beginning immediately prior to the launch of a Modified Dutch Auction and ending with the consummation of such Modified Dutch Auction and any Term Loan Repurchases thereunder, shall the aggregate principal amount of Revolving Loans then outstanding exceed $20,000,000. All Tranche B Term Loans and Delayed Draw Term Loans purchased by the Borrower pursuant to this Section 4.16 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so purchased to, but not including, the date of purchase.

(e) The par principal amount of each Lender’s Tranche B Term Loan and Delayed Draw Term Loan repurchased by the Borrower pursuant to this Section 4.16, shall be allocated across the remaining installments of such Lender’s Tranche B Term Loans and/or Delayed Draw Term Loans, as applicable, that remain outstanding, in order to ratably reduce such remaining installments.

(f) Each Term Loan Repurchase shall be consummated pursuant to procedures (including as to timing of any issuance of a Repurchase Notice, response deadlines, rounding amounts, type and Interest Period of accepted Loans, irrevocability of any Repurchase Notice and other notices by the Borrower and Lenders and calculation of Applicable Discount in accordance with Section 4.16(b) above) established by the Administrative Agent and agreed to by the Borrower.

(g) The Administrative Agent and the Lenders signatory to the First Amendment hereby consent to the transactions described in this Section 4.16 notwithstanding anything to the contrary in this Agreement and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.2, 4.8, 8.8 (it being understood that the Term Loan Repurchases shall not constitute Investments under this Agreement) and 11.7) and any other Loan Document that might otherwise result in a breach of this Agreement, a Default or Event of Default as a result of or in connection with the Modified Dutch Auctions.

(h) The provisions of this Section 4.16 shall not (i) require the Borrower to undertake any Term Loan Repurchase during the Repurchase Period or (ii) limit or restrict the Borrower from making voluntary prepayments of the Loans in accordance with the provisions of this Agreement as in effect prior to the First Amendment Effective Date.

(i) The Borrower hereby covenants and agrees that immediately upon each Term Loan Repurchase, the Tranche B Term Loan and/or Delayed Draw Term Loan repurchased as part of such Term Loan Repurchase shall be cancelled in an amount equal to the par principal amount of such Tranche B Term Loan and/or Delayed Draw Term Loan and the parties hereto hereby agree that thereafter each such Tranche B Term Loan and/or Delayed Draw Term Loan shall not be considered to be outstanding (and may not be resold by the Borrower) for any purposes under this Agreement and all other Loan Documents. In addition, neither the Borrower nor any Loan Party shall be deemed to be, for any purposes whatsoever, a “Lender” hereunder or under any other Loan Document as a result of any Modified Dutch Auction or Term Loan Repurchase thereunder.”

(h) Section 8.4(g) of the Credit Agreement is hereby amended by deleting the phrase “if necessary and” found therein.

(i) Section 8.6(a) of the Credit Agreement is hereby amended by amending and restating such Section 8.6(a) in its entirety as follows:

“(a)(i) any Subsidiary may make Restricted Payments to the Borrower or any Loan Party and (ii) any Foreign Subsidiary that is not a First Tier Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary; provided that, a First Tier Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary with the Administrative Agent’s prior written consent.”

(j) Section 8.8 of the Credit Agreement is hereby amended by,

(i) inserting in the lead-in thereto “the following (each of which is exclusive and independent of the others)” immediately after “except”; and

(ii) deleting from clauses (n) and (p) thereof the phrase “in addition to Investments otherwise expressly permitted by this Section,”.

(k) Section 11.6(b)(i)(B) of the Credit Agreement is hereby amended by inserting a new clause (w) immediately before clause (x) as follows:

“(w) an assignment to the Borrower or any Wholly-Owned Subsidiary of the Borrower, as an Assignee, as a Term Loan Repurchase pursuant to any Modified Dutch Auction,”

(l) Section 11.6(b)(ii) of the Credit Agreement is hereby amended by inserting in the lead-in thereto the parenthetical “(other than assignments to the Borrower or any Wholly-Owned Subsidiary of the Borrower in connection with any Modified Dutch Auction or any Term Loan Repurchase thereunder)” immediately after “Assignments”.

3. Representations and Warranties. To induce the Administrative Agent and the Lenders signatory hereto to enter into this Amendment, the Borrower represents and warrants that:

(a) The execution, delivery and performance by the Borrower of this Amendment: (i) are within the Borrower’s corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) will not violate any Requirement of Law or any Contractual Obligation of the Borrower; and (iv) will not result in, or require, the creation or imposition of any Lien on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment except (i) consents, authorizations, filings and notices described in Schedule 5.4 to the Credit Agreement which were obtained or made on or prior to the First Amendment Effective Date and are in full force and effect, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (except where the failure to be so obtained or in effect could not reasonably be expected to have a Material Adverse Effect) and (iii) the filings referred to in Section 5.19 of the Credit Agreement.

(b) This Amendment has been duly executed and delivered by or on behalf of the Borrower.

(c) This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) No Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to this Amendment.

(e) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, including, without limitation, this Amendment, or any of the transactions contemplated hereby or thereby, or (b) that, if not cured or adversely determined, could reasonably be expected to have a Material Adverse Effect.

(f) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that any such representation or warranty expressly relates to an earlier date.

4. No Other Amendments/Waivers. Except as set forth in Section 4.16(g) of the Credit Agreement (as amended by this Amendment) or as expressly provided herein, (a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms and (b) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which the Administrative Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

5. Fees and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 11.5 of the Credit Agreement to pay and reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

6. Effectiveness. This Amendment shall become effective as of the date hereof (the “First Amendment Effective Date”) upon the satisfaction in full of each of the following conditions:

(a) Delivery of Amendment. The Administrative Agent shall have received signature pages to this Amendment duly executed and delivered by the Borrower and those Lenders required under the Credit Agreement to execute this Amendment in order to make this Amendment effective.

(b) Fees. (i) The Borrower shall have paid to the Administrative Agent all costs, fees and expenses due to the Administrative Agent and/or its Affiliates (including, without limitation, reasonable legal fees and expenses) owing in connection with this Amendment and the transactions contemplated hereby and (ii) without duplication of any fees that shall have been received by the Administrative Agent under any fee letter, the Administrative Agent shall have received, on behalf of each of the Lenders signatory hereto, a fee equal to 5 basis points on the aggregate amount of the outstanding Loans and unused Commitments of the Lenders signatory hereto in connection with this Amendment and the transactions contemplated hereby.

7. Opinion of Counsel. The Borrower hereby covenants and agrees to deliver to the Administrative Agent, on or prior to January 26, 2009, a duly executed copy of the opinion of McDermott Will & Emery LLP, as counsel to the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

8. Ratification of Loan Documents. The Borrower hereby acknowledges and agrees that the Guarantee, Security and Collateral Agency Agreement shall remain in full force and effect after giving effect to this Amendment. The Borrower hereby reaffirms the pledge of Capital Stock made by it pursuant to the Guarantee, Security and Collateral Agency Agreement and its obligations and agreements under the Guarantee, Security and Collateral Agency Agreement and each of the other Security Documents to which it is a party. In addition, the Borrower confirms and agrees that the Liens granted pursuant to each of the Security Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect after giving effect to this Amendment. Further, the Borrower reaffirms and confirms its obligations under each of the other Loan Documents to which it is a party, and acknowledges and agrees that such Loan Documents shall remain in full force and effect after giving effect to this Amendment.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

Borrower: VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert L. Recchia
Name: Robert L. Recchia Title: Chief Financial Officer

Administrative Agent and Lenders:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and a Lender

By:	JPMorgan Chase Bank, N.A., authorized signatory

By:	/s/ Sabir Hashmy
Name: Sabir Hashmy Title: Vice President